SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

AVNET, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

AVNET, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, November 7, 2002

TO ALL SHAREHOLDERS OF AVNET, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona 85008-5704, on Thursday, November 7, 2002, at 2:00 p.m., mountain standard time, for the following purposes:

1. To elect ten (10) directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2. To consider a proposal to approve the Avnet, Inc. Executive Incentive Plan.

3. To ratify the appointment of KPMG LLP as independent public accountants to audit the consolidated financial statements of Avnet, Inc. and subsidiaries for the fiscal year ending June 27, 2003.

4. To take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on September 9, 2002 as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors
DAVID R. BIRK
Secretary

Dated: October 7, 2002

AVNET, INC.

2211 South 47th Street
Phoenix, Arizona 85034

PROXY STATEMENT

Dated October 7, 2002

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 7, 2002

       This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) for use at the Annual Meeting of Shareholders to be held on November 7, 2002, and at any and all adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. Proxies for shares of Avnet Common Stock, par value $1.00 per share (the “Common Stock”), may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Submission of proxies by telephone or through the Internet may not be available to shareholders who hold their shares through a broker, nominee, fiduciary or other custodian. Avnet shareholders should contact their brokers or other nominees to determine whether they may submit their proxy by telephone or through the Internet. Shares of Common Stock represented by a proxy properly signed or submitted as described below and received at or prior to the Annual Meeting, unless subsequently revoked, will be voted in accordance with the holder’s instructions.

      To submit a written proxy by mail, holders of Common Stock should complete, sign, date and mail the proxy card provided with this Proxy Statement in accordance with the instructions marked on the card. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted “FOR” the election as directors of the ten persons named herein; “FOR” the approval of the Avnet Executive Incentive Plan and “FOR” the ratification of the appointment of KPMG LLP, as independent public accountants of Avnet for the current fiscal year.

      Instead of submitting a signed proxy card, Avnet shareholders may submit their proxies with voting instructions by telephone or through the Internet. To submit proxies via telephone or through the Internet, shareholders should follow the instructions that accompany their proxy card or are set forth on the reverse side of their proxy card. Each Avnet shareholder of record has been assigned a unique control number which has been printed on each holder’s proxy card. Shareholders who submit proxies by telephone or through the Internet will be required to provide their assigned control number before their proxy will be accepted. In addition to the instructions that appear on or accompany the proxy card, step-by-step instructions will be provided by a recorded telephone message or at the designated website, and shareholders will receive confirmation that their proxies have been successfully submitted.

      Any person who signs and mails the enclosed proxy may revoke it at any time before it is voted by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: David R. Birk, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or through the Internet, an Avnet shareholder of record can simply vote again at a later date as set forth on the Proxy Card, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked.

      The Avnet Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have discretion to vote or to act thereon according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting.

      The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is October 7, 2002. Only holders of record of outstanding shares of Common Stock at the close of business on September 9, 2002 are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 9, 2002 was 119,418,717, comprising all of Avnet’s capital stock outstanding as of that date.

PROPOSAL 1

ELECTION OF DIRECTORS

      Ten directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election as directors of Avnet of the ten persons listed below. Each nominee has consented to being named herein and to serve if elected. All of the nominees were last elected directors at the Annual Meeting of Shareholders held on November 29, 2001.

      Directors will be elected by a plurality of the votes properly cast (in person or by proxy) at the Annual Meeting. Thus, shareholders who do not vote, or who withhold their vote from one or more nominees below and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the Annual Meeting. It is anticipated that brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

      In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under the By-Laws of Avnet, any such vacancy may be filled by a majority vote of the directors then in office or by the shareholders at any meeting thereof. Avnet’s By-Laws also empower the Board of Directors to fix the number of directors from time to time.

      The information set forth below as to each nominee has been furnished to Avnet by such nominee:

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Eleanor Baum(c)(e)	62	1994	Dean of the School of Engineering of The Cooper Union, New York, NY. Dr. Baum is also a director of Allegheny Energy, Inc. and United States Trust Company; the former Chair of the New York Academy of Sciences (1998 - 1999) and Chair of the Engineering Workforce Commission (1999 - 2002); past President of American Society for Engineering Education (1995 - 1997) and Accreditation Board for Engineering and Technology (1997 - 1998). Dr. Baum is a Trustee of both Embry Riddle University and Webb Institute and also serves on various advisory boards to universities, government agencies and industry groups.
J. Veronica Biggins(b)(c)(d)	55	1997	Senior Partner at Heidrick & Struggles International, an executive search firm. Also a director of NDC Health Corporation and AirTran Holdings, Inc. Ms. Biggins currently serves as Chair of the Czech and Slovak American Enterprise Development Fund, which is funded by the U.S. Government SEED Act.
Lawrence W. Clarkson(a)(b)	64	1998	Retired Senior Vice President of The Boeing Company (April 1994 - February 1999) and President, Boeing Enterprises (January 1997 - February 1999), a manufacturer of aerospace, aviation and defense products. Mr. Clarkson is a director of Atlas Air Worldwide Holdings, Inc. and also serves as Vice Chairman of The National Bureau of Asian Research.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Ehud Houminer(b)(e)	62	1993	Professor and Executive-in-Residence at Columbia Business School, Columbia University, New York, NY. Mr. Houminer is a director of Tescom (USA) Testing Services, Inc., Supersol Inc. and is also a director of various Dreyfus mutual funds.
James A. Lawrence(a)(e)	49	1999	Executive Vice President and Chief Financial Officer of General Mills, Inc. since October 1998, a consumer foods company; prior thereto, Executive Vice President and Chief Financial Officer of Northwest Airlines (1996 - 1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992 - 1996). Mr. Lawrence is also a director of Intuitive Surgical, Inc.
Salvatore J. Nuzzo(b)(d)	71	1982	Chairman and Chief Executive Officer since May 1996 of Datron, Inc., a manufacturer of aerospace and defense products; also Chairman of the Board since March 1994 of Marine Mechanical Corp., a manufacturer of defense products. Former Chairman of the Board of SL Industries, Inc., a manufacturer of industrial/communications products (March 1988 - May 1998). Mr. Nuzzo is also a director of CIMA, Inc.
Ray M. Robinson(a)(c)	54	2000	President of AT&T Southern Region Business Services Division since July 2001; prior thereto President of AT&T Southern Region Consumer Services Division (January 1996 - July 2001). Former President and Chief Executive Officer of AT&T Tridom (1993 - 1995), a manufacturer of very small aperture terminals used in satellite data transmission. Mr. Robinson is also a director of Acuity Brands, Inc., Citizens Bancshares Corp. and Mirant Corporation.
Frederic Salerno(b)(d)(e)	59	1993	Retired Vice Chairman and Chief Financial Officer, Verizon Communications (July 2000 - September, 2002) and from August 1997 - July 2000, Senior Executive Vice President & Chief Financial Officer/Strategy & Business Development and a director. Previously Vice Chairman of NYNEX Corporation, a telecommunications company, from March 1991 to July 1997. Mr. Salerno is also a director of Akamai Technologies, Inc., Bear Stearns & Co., Inc., Consolidated Edison, Inc., Dunn & Bradstreet Corporation, Lynch Interactive Corporation and Viacom, Inc.

		Year
		First	Principal Occupations During Last Five Years;
Name	Age	Elected	Other Directorships and Activities

Gary L. Tooker(a)(c)(d)	63	2000	Former Senior Advisor, Morgan Stanley Dean Witter Private Equity (June 2000 - July 2001); retired Chairman of the Board of Directors of Motorola, Inc. (1997 - 1999); former Vice Chairman and Chief Executive Officer of Motorola, Inc. (1994 - 1996); former director of Motorola (until May 2001). Mr. Tooker is also a director of Axcelis Technologies, Inc. and Eaton Corporation and is a member of the Board of Trustees of Morehouse College.
Roy Vallee(b)(e)	50	1991	Chairman of the Board and Chief Executive Officer of Avnet since June 1998; prior thereto, Vice Chairman of the Board (November 1992 to June 1998) and President and Chief Operating Officer of Avnet (March 1992 to June 1998). Mr. Vallee is also a director of Teradyne, Inc.

(a)	Member of the Audit Committee.

(b)	Member of the Executive Committee.

(c)	Member of the Compensation Committee.

(d)	Member of the Corporate Governance Committee.

(e)	Member of the Finance Committee.

Compensation of Directors

      Directors of Avnet who are also officers or employees of Avnet (currently only Mr. Vallee) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Each non-employee director who was elected for the first time prior to January 1997 receives an annual retainer fee of $29,000 for serving on the Board and each non-employee director elected for the first time in or after January 1997 (currently Ms. Biggins and Messrs. Clarkson, Lawrence, Robinson and Tooker) receives an annual retainer fee of $34,000 for serving on the Board. Each non-employee director is also paid $1,000 per meeting for each meeting of the Board attended by such director. Under the Outside Directors Stock Bonus Plan, non-employee directors are awarded shares equal to $20,000 of Avnet Common Stock upon their re-election each year. A non-employee director also receives stock options for 2,000 shares of Common Stock on the date of his or her election and options for shares with a value equal to $20,000 upon his or her re-election to the Board of Directors. The options are exercisable at a price per share equal to the mean between the high and low sale prices per share on the date of grant and the option is exercisable with respect to 25% of the shares covered thereby after the expiration of one year and an additional 25% of the shares on each of the next three succeeding anniversary dates.

      Under the Avnet Deferred Compensation Plan for Outside Directors, all fees payable in cash, other than meeting fees, to a non-employee director of Avnet during a plan year for service as a member of the Board of Directors or any committees thereof, may be deferred in the form of cash or in Common Stock equivalent “Phantom Share Units” or “PSUs”. Fees deferred in the form of PSUs are translated monthly into PSUs by dividing the amount of fees deferred by the average market value of a share of Common Stock on the New York Stock Exchange for the five trading days ending on the date when the fees would otherwise have been paid. Compensation deferred as cash is credited at the end of each calendar month with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that calendar month. Compensation deferred under the Plan, and additional PSUs or interest credited thereon, will be payable to a director (i) upon cessation of membership on Avnet’s Board of Directors in ten annual installments or, at the director’s election (which must be made not less than 24 months prior to the date on which the director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a

“change in control” of Avnet (as defined in the plan), in a single lump sum. PSUs are payable in Common Stock with cash payment made for fractional shares. In the event of the death of a director before receipt of all required payments, all remaining payments shall be made to the director’s designated beneficiary.

      In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee directors elected for the first time after May 21, 1996. Therefore, while members of the Board of Directors as of May 21, 1996 still accrue benefits under the Retirement Plan, Board members elected for the first time thereafter (currently Ms. Biggins and Messrs. Clarkson, Lawrence, Robinson and Tooker) are not eligible to participate in the Retirement Plan. The Retirement Plan provides retirement income for eligible directors who are not officers, employees or affiliates (except by reason of being a director) of Avnet (the “Outside Directors”). The Retirement Plan entitles any eligible Outside Director who has completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such director’s 65th birthday or his or her retirement date. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit.

The Board of Directors and its Committees

      Avnet’s Board of Directors held five meetings during fiscal 2002. The Board of Directors has appointed the following committees to carry out particular responsibilities: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Finance Committee and an Executive Committee.

      The Audit Committee is charged with assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence and performance of the Company’s corporate and external auditors and compliance with the Company’s policies for conducting business. The Audit Committee is composed of directors who meet the independence requirements of the New York Stock Exchange listing standards. See also the “Audit Committee Report” below. The Audit Committee met nine times in fiscal 2002.

      The Compensation Committee administers Avnet’s stock option plans and Incentive Stock Program and is responsible for reviewing and approving the compensation of the Chief Executive Officer, the four next most highly paid executive officers and any other executives whose total cash compensation is greater than $500,000 per year. The Compensation Committee also oversees Avnet’s diversity and community relations programs. The Compensation Committee met five times in fiscal 2002.

      The Corporate Governance Committee is charged with considering, screening and recommending to the Board of Directors appropriate candidates for nomination to be elected and/or re-elected as directors of Avnet by the shareholders of Avnet or to be elected by the Board of Directors between shareholder meetings; and is responsible for the Chief Executive Officer and Board of Directors evaluation process. This Committee also oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and Avnet. Additionally, the Chairman of the Corporate Governance Committee serves as the lead non-employee director of Avnet’s Board of Directors. The Corporate Governance Committee will consider director nominations only from persons solicited by the Committee. The Corporate Governance Committee met a total of three times in fiscal 2002.

      The Finance Committee is responsible for evaluating the types of financing being used by Avnet and for making recommendations about future financing. The Finance Committee also oversees the administration of the Avnet Pension Plan and Trust and the Avnet 401(k) Plan and Trust. The Finance Committee met a total of six times in fiscal 2002.

      The Executive Committee is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business affairs of Avnet to the extent permitted by law. The Executive Committee did not meet in fiscal 2002.

      During fiscal 2002, each incumbent director attended at least 75% of the combined number of meetings of the Board and of the committees on which such director served.

Audit Committee Report

      The Audit Committee consists of four members of the Board of Directors, each of whom is independent as defined in the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors.

      The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence and performance of the Company’s corporate and external auditors and compliance with the Company’s policies for conducting business.

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 28, 2002 with the Company’s management. The Committee has discussed with KPMG LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee has discussed the independence of KPMG LLP with that firm.

      Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2002 filed with the Securities and Exchange Commission.

Lawrence W. Clarkson, Chair	Ray M. Robinson
James A. Lawrence	Gary L. Tooker

Change in Independent Auditor

      As previously reported in the Company’s Current Report on Form 8-K filed on April 23, 2002, on April 17, 2002 the Company dismissed its independent auditor, Arthur Andersen LLP (“Arthur Andersen”) and appointed KPMG LLP (“KPMG”) as its new independent auditor, effective immediately. These actions were approved by the Company’s Board of Directors upon the recommendation of its Audit Committee. KPMG audited the consolidated financial statements of the Company for the fiscal year ended June 28, 2002.

      During the two most recent fiscal years ended June 29, 2001 and June 30, 2000, and the subsequent interim periods through the date of Arthur Andersen’s dismissal, there was no disagreement between the Company and Arthur Andersen, as defined in Item 304 of Regulation S-K, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of such disagreement in connection with its reports, and there occurred no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      The audit reports of Arthur Andersen on the consolidated financial statements of Avnet for the fiscal years ended June 29, 2001 and June 30, 2000 did not contain an adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years of Avnet ended June 28, 2001 and June 29, 2000, and the subsequent interim periods through the date of Arthur Andersen’s dismissal, neither the Company nor anyone on its behalf consulted with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      Avnet provided Arthur Andersen with a copy of the foregoing statements. A copy of Andersen’s letter stating its agreement with such statements was filed as Exhibit 16 to the Company’s Current Report on Form 8-K filed on April 23, 2002.

Auditor Fee Information

      Fees related to services performed by the Company’s principal and former auditors in fiscal 2002 are as follows:

	Arthur Andersen	KPMG	Total Fees

Audit Fees	$1,452,809	$1,516,773	$2,969,582
Financial Information Systems Design and Implementation Fees	—	—	—
All Other Fees
Audit Related Services	69,915	—	69,915
Tax planning and compliance	2,182,095	327,500	2,509,595
Other miscellaneous services	—	153,000	153,000

TOTAL	$3,704,819	$1,997,273	$5,702,092

      All fees disclosed above were for services performed during the periods in which the named auditor was the principal auditor of the Company. Audit fees include reviews performed by the principal auditor of the Company’s quarterly reports to the SEC on Form 10-Q. Audit related services consist primarily of review of SEC registration statements and financing transactions. Tax planning and compliance includes global tax planning and consulting, state, local and property tax compliance and value added tax compliance and consulting. The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining KPMG LLP’s independence.

Beneficial Ownership of Common Stock by Management and Others

      The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at August 31, 2002 by (a) the only persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of its outstanding Common Stock, (b) each director of Avnet, (c) each of the executive officers named in the Summary Compensation Table on page 11, and (d) all directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

	Amount and Nature of		Percent of
	Beneficial Ownership		Class*

FMR Corp. et al.	17,687,246	(1)	14.81%
82 Devonshire Street Boston, Massachusetts 02109
AXA Financial, Inc. et al.	17,519,275	(2)	14.67%
1290 Avenue of the Americas New York, New York 10104
Eleanor Baum	14,748	(3)
J. Veronica Biggins	6,628	(4)
David R. Birk	179,167	(5)
Andrew Bryant	79,135	(6)
Lawrence W. Clarkson	11,738	(7)
Philip Gallagher	102,674	(8)
Richard P. Hamada	20,518	(9)
Axel Hartstang	5,000	(10)
Brian Hilton	239,950	(11)

	Amount and Nature of		Percent of
	Beneficial Ownership		Class*

Ehud Houminer	12,148	(12)
James A. Lawrence	10,348	(13)
Salvatore J. Nuzzo	21,148	(14)
Ray M. Robinson	3,248	(15)
Frederic Salerno	25,148	(16)
Gary L. Tooker	13,248	(17)
Roy Vallee	1,751,735	(18)	1.45%
All directors and executive officers as a group (16 persons)	2,454,624	(19)	2.02%

*	Less than 1% for each person except as otherwise indicated.

(1)	The information as to the beneficial ownership of Avnet Common Stock by FMR Corp., certain of its wholly-owned subsidiaries and affiliated investment companies, its Chairman, Edward C. Johnson 3rd, and Abigail P. Johnson, a director of FMR Corp., was obtained from their joint statement on Schedule 13G filed on February 13, 2002 with the Securities and Exchange Commission. Such statement discloses that as of December 31, 2001, such group was the beneficial owner of 17,687,246 shares of Avnet Common Stock as follows: (a) Mr. Johnson, FMR Corp. (through its wholly-owned subsidiary Fidelity Management & Research Company (“Fidelity”)), and certain investment companies for which Fidelity acts as advisor (“Fidelity Funds”) together have sole dispositive power but no voting power with respect to an aggregate of 16,140,885 shares of Avnet Common Stock held by a number of Fidelity Funds, which shares are voted by Fidelity in accordance with written guidelines established by the boards of trustees of the several Fidelity Funds, (b) Mr. Johnson, FMR Corp. and Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., have sole voting power with respect to 1,040,044 shares of Avnet Common Stock and sole dispositive power with respect to 1,042,944 shares of Avnet Common Stock owned by institutional investment accounts at Fidelity Management Trust Company, and (c) Fidelity International Limited, an investment advisor to various investment companies and institutional investors, has sole voting and dispositive power with respect to 502,917 shares of Avnet Common Stock.

(2)	The information as to the beneficial ownership of Avnet Common Stock by a group consisting of AXA Financial, Inc. and its affiliated entities was obtained from the group’s amended statement on Schedule 13G filed on February 12, 2002, with the Securities and Exchange Commission. Such statement discloses that as of December 31, 2001, Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc. and an investment adviser registered under the Investment Advisers Act of 1940, had sole voting power with respect to 10,019,876 shares of Avnet Common Stock, shared voting power with respect to 1,578,358 shares of Avnet Common Stock, and sole dispositive power with respect to 17,519,275 shares of Common Stock, and that all such shares were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts.

(3)	Includes 3,000 shares of Common Stock that Dr. Baum has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. In addition, Dr. Baum has acquired 1,476 phantom stock units as of August 31, 2002 that are to be settled in Common Stock pursuant to the Deferred Compensation Plan for Outside Directors.

(4)	Includes 3,000 shares of Common Stock that Ms. Biggins has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. In addition, Ms. Biggins has acquired 6,774 phantom stock units as of August 31, 2002 that are to be settled in Common Stock pursuant to the Deferred Compensation Plan for Outside Directors.

(5)	Includes 171,000 shares of Common Stock that Mr. Birk has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. Mr. Birk has been awarded an additional 2,710 shares under the Avnet Incentive Stock Plan, which will vest over the next three years.

(6)	Includes 76,750 shares of Common Stock that Mr. Bryant has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. Mr. Bryant has been awarded an additional 2,220 shares under the Avnet Incentive Stock Plan, which will vest over the next three years.

(7)	Includes 3,000 shares of Common Stock that Mr. Clarkson has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002.

(8)	Includes 91,200 shares of Common Stock that Mr. Gallagher has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. Mr. Gallagher has been awarded an additional 2,940 shares under the Avnet Incentive Stock Plan, which will vest over the next three years.

(9)	Includes 18,750 shares of Common Stock that Mr. Hamada has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002, and 1,768 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee. Mr. Hamada has been awarded an additional 1,480 shares under the Avnet Incentive Stock Plan, which will vest over the next three years.

(10)	Includes 5,000 shares of Common Stock that Mr. Hartstang has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002.

(11)	Includes 236,250 shares of Common Stock that Mr. Hilton has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. Mr. Hilton has been awarded an additional 3,500 shares under the Avnet Incentive Stock Plan, which will vest over the next three years.

(12)	Includes 3,000 shares of Common Stock that Mr. Houminer has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002.

(13)	Includes 3,000 shares of Common Stock that Mr. Lawrence has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002.

(14)	Includes 3,000 shares of Common Stock that Mr. Nuzzo has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. In addition, Mr. Nuzzo has acquired 4,947 phantom stock units as of August 31, 2002 that are to be settled in Common Stock pursuant to the Deferred Compensation Plan for Outside Directors.

(15)	Includes 1,500 shares of Common Stock that Mr. Robinson has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. In addition, Mr. Robinson has acquired 2,825 phantom stock units as of August 31, 2002 that are to be settled in Common Stock pursuant to the Deferred Compensation Plan for Outside Directors.

(16)	Includes 3,000 shares of Common Stock that Mr. Salerno has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. In addition, Mr. Salerno has acquired 5,814 phantom stock units as of August 31, 2002 that are to be settled in Common Stock pursuant to the Deferred Compensation Plan for Outside Directors.

(17)	Includes 1,500 shares of Common Stock that Mr. Tooker has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002. In addition, Mr. Tooker has acquired 847 phantom stock units as of August 31, 2002 that are to be settled in Common Stock pursuant to the Deferred Compensation Plan for Outside Directors.

(18)	Includes 1,661,250 shares of Common Stock that Mr. Vallee has the right to acquire, through exercise of stock options, within 60 days of August 31, 2002, and 82,464 shares of Common Stock held by a family trust for which Mr. Vallee is a trustee. Mr. Vallee has been awarded an additional 13,150 shares under the Avnet Incentive Stock Plan, which will vest over the next three years.

(19)	Includes 2,203,875 shares of Common Stock that the group of directors and executive officers have the right to acquire, through exercise of stock options, within 60 days of August 31, 2002.

Equity Compensation Plans

Equity Compensation Plan Information

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(3)	9,336,218 (1)	$22.53	3,432,709 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	9,336,218	$22.53	3,432,709

(1)	Includes 9,186,916 outstanding options and 149,302 stock incentive shares awarded but not yet delivered.

(2)	Includes 2,501,575 options available for grant, 157,890 incentive shares not yet awarded and 773,244 shares authorized for the Employee Stock Purchase Plan but not yet allocated.

(3)	Options assumed through acquisitions accounted for as purchases are excluded from (1) above. The outstanding balance of acquired options was 368,782 (column (a)) with a related weighted average exercise price of $38.05 (column (b)).

      The Company has one equity compensation plan that has not been approved by shareholders — the Outside Director Stock Bonus Plan. Under this Plan, non-employee directors are awarded shares equal to $20,000 of Avnet Common Stock upon their re-election each year, as part of their director compensation package. Shares are issued in January of each year and the number of shares is calculated by dividing $20,000 by the closing price of Avnet Common Stock on the first business day of January. There is no established reserve of shares for issuance under the Plan and therefore no shares are reflected in column (c) in the table above. Aggregate shares issued under the Plan totaled 7,092, 9,840, and 5,400 for fiscal 2002, 2001 and 2000, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Avnet’s directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Exchange concerning their ownership of and transactions in Avnet Common Stock and are also required to provide Avnet with copies of such reports. Based solely on such reports and related information furnished to Avnet, Avnet believes that in fiscal 2002 all such filing requirements were complied with in a timely manner by all directors and executive officers.

Compensation of Avnet Management

      The following table sets forth information concerning the total compensation during Avnet’s last three fiscal years of its Chief Executive Officer and the six individuals who had the highest individual aggregates of salary and bonus during Avnet’s fiscal year ended June 28, 2002 who served as executive officers during all or part of the fiscal year (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation Awards

		Annual Compensation				Securities
	Fiscal				Restricted	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Options(#)	Compensation(2)

Roy Vallee	2002	$750,000	$250,000	(3)	$186,772	325,000	$1,743
Chairman of the Board	2001	750,000	640,000	(4)	210,012	210,000	2,458
and Chief Executive Officer	2000	750,000	515,000		128,250	300,000	2,087
David Birk	2002	425,000	19,736		38,764	25,000	966
Senior Vice President	2001	400,000	133,225		43,138	19,000	883
	2000	375,000	141,463		25,656	27,000	821
Andrew Bryant	2002	357,500	262,889		35,240	125,000	718
Senior Vice President	2001	315,000	380,571		24,974	15,000	988
	2000	300,000	165,762		23,946	20,000	608
Brian Hilton	2002	500,000	227,083		49,336	—	1,791
Senior Vice President	2001	450,000	255,987		56,760	135,000	2,310
	2000	400,000	346,801		34,200	45,000	2,475
Philip Gallagher	2002	320,000	165,076		38,764	—	314
Vice President	2001	275,000	139,381		51,084	50,000	290
	2000	255,000	135,000		33,353	15,600	271
Richard Hamada	2002	260,000	434,285		21,144	65,000	552
Vice President	2001	234,000	334,622		22,704	12,000	510
	2000	210,000	135,164		15,394	12,000	474
Axel Hartstang(5)	2002	228,600	319,900		—	10,000	657
Vice President	2001	152,000	305,500		—	10,000	416
	2000	—	—		—	—	—

(1)	Shares awarded in fiscal year 2002 were awarded in September 2001 in consideration of performance and operating results during fiscal 2001. No shares were awarded in September 2002 for performance during fiscal 2002. See discussion in “Compensation Committee Report on Executive Compensation” on page 17. The dollar values of the restricted stock awards shown in this table are based on the closing price of a share of Common Stock on the date on which the restricted stock awards were made. The number of shares of restricted stock awarded to each Named Executive Officer during fiscal year 2002 was as follows: Mr. Vallee — 10,600 shares; Mr. Birk — 2,200; Mr. Bryant — 2,000 shares; Mr. Hilton — 2,800 shares; Mr. Gallagher — 2,200 shares; and Mr. Hamada — 1,200 shares. These restricted shares vested and will vest in four equal installments in January 2002, 2003, 2004 and 2005. A holder of undelivered restricted stock awards may not vote the shares and is not entitled to receive dividends paid on, or any other rights of a shareholder with respect to, the Common Stock underlying such awards. The aggregate number of shares of allocated but undelivered restricted stock at Avnet’s 2002 fiscal year-end (June 28, 2002) and the value of such shares (based on the closing price of a share of Common Stock on that date) are as follows: Mr. Vallee — 13,150 shares ($289,169); Mr. Birk — 2,710 shares ($59,593); Mr. Bryant — 2,220 shares ($48,818); Mr. Hilton — 3,500 shares ($76,965); Mr. Gallagher — 2,940 shares ($64,651) and Mr. Hamada — 1,480 shares ($32,545).

(2)	Consists of imputed income related to life insurance benefits provided by Avnet to the Named Executive Officers under the executive life insurance program described on page 14.

(3)	Mr. Vallee was awarded a discretionary bonus of $250,000 during fiscal 2002. See discussion in “Compensation Committee Report on Executive Compensation” on page 17.

(4)	Although Mr. Vallee earned an annual bonus of $640,000, he was actually paid $1,180,500 in incentive compensation during fiscal 2001, because his bonus was paid in installments based on quarterly results. The overpayment of $540,500 is considered a no-interest loan from the Company to Mr. Vallee and all future incentive compensation earned by Mr. Vallee will be offset against the overpayment until the loan is fully paid. A payment of $250,000 was credited to the outstanding amount representing incentive compensation awarded to Mr. Vallee for fiscal 2002. The balance of the loan at September 9, 2002 was $290,500.

(5)	Axel Hartstang joined the Company when it acquired the Munich-based EBV Group as part of the VEBA Electronics Distribution Group Acquisition in October 2000.

Options

      The following table sets forth information concerning grants of stock options during Avnet’s fiscal year ended June 28, 2002 to each of the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

						Potential Realizable
	Individual Grants					Value at Assumed Annual
						Rates of Stock
	Number of	% of Total	Exercise	Market		Appreciation
	Securities	Options Granted	Price	Price		for Option Term
	Underlying	To Employees	Per	On Date	Expiration
Name	Options Granted(1)	in Fiscal Year	Share	of Grant	Date	5%	10%

Roy Vallee	325,000	18.7%	$17.50	$17.50	9/26/2011	$3,577,600	$9,065,875
David Birk	25,000	1.4%	17.50	17.50	9/26/2011	275,200	697,375
Andrew Bryant	25,000	1.4%	17.50	17.50	9/26/2011	275,200	697,375
	100,000	5.7%	25.45	25.45	2/6/2012	1,600,800	4,056,700
Brian Hilton	—	—	—	—	—	—	—
Philip Gallagher	—	—	—	—	—	—	—
Richard Hamada	15,000	0.9%	17.50	17.50	9/26/2011	165,120	418,425
	50,000	2.9%	25.45	25.45	2/6/2012	800,400	2,028,350
Axel Hartstang	10,000	0.6%	17.50	17.50	9/26/2011	110,080	278,950

(1)	All of the options granted become exercisable in four equal cumulative installments on each of the first through fourth anniversary dates of the date of grant.

      The following table sets forth information concerning exercises of stock options during fiscal 2002 by each of the Named Executive Officers and the number and value of options held by each of them at fiscal year end (June 28, 2002):

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year-End(2)
	Acquired on	Value
Name	Exercise(#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Roy Vallee	100,000	$1,045,500	1,327,500	757,500	$2,678,750	$1,730,000
David Birk	10,000	114,800	138,250	67,750	160,650	152,300
Andrew Bryant	—	—	56,750	151,250	53,550	116,600
Brian Hilton	—	—	191,250	148,750	267,750	89,250
Phil Gallagher	—	—	74,800	52,800	95,676	26,776
Richard Hamada	12,000	63,840	7,000	82,000	—	66,390
Axel Hartstang	—	—	2,500	17,500	875	42,125

(1)	Value realized is the aggregate market value on the date of exercise of the shares acquired less the aggregate exercise price paid for such shares.

(2)	Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the average of the high and low prices on June 28, 2002, of $21.45 per share) and the aggregate exercise price for such shares.

Retirement Benefits and Insurance

      The Avnet Pension Plan (the “Pension Plan”) is a defined benefit plan which covers United States employees of Avnet. The Pension Plan is a type of defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based, in general, on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. A participant’s cash balance account equals the actuarial present value of his or her accrued benefit under the Pension Plan. The accumulated benefit in a participant’s cash balance account is approximately equal to the actuarial present value (using certain actuarial assumptions under the Pension Plan) of a deferred annuity benefit payable at age 65 determined by aggregating 2% of a participant’s annual earnings for each year of employment during which an employee was a participant in the Pension Plan. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in section 125 or 401(k) of the Internal Revenue Code of 1986, as amended. No benefit is accrued under the Pension Plan for annual earnings exceeding $100,000 in any plan year. There is no offset under the Pension Plan for Social Security or other benefits. The Pension Plan offers participants distributions in the form of various monthly annuity payments. However, in lieu of an annuity form of distribution, a participant who has attained age 65 may elect to receive a cash lump sum distribution equal to the actuarial present value of the participant’s accrued benefit under the Pension Plan at age 65. In certain situations, the lump sum distribution option is also available to a participant who has terminated employment with Avnet and has not yet attained age 65.

      The following table sets forth estimated annual retirement benefits payable under the Pension Plan for each of the U.S. executive officers of Avnet named in the Summary Compensation Table, assuming that (i) each such executive officer retires at age 65, (ii) current pensionable remuneration for each such executive officer remains unchanged until retirement, (iii) benefits under the Pension Plan are not altered prior to retirement and (iv) all actuarial costs and expenses of the Pension Plan are paid by the Pension Plan:

Estimated
Annual
Retirement
Named Executive Officers	Benefit

Roy Vallee	$77,338
David Birk	58,654
Andrew Bryant	66,436
Brian Hilton	18,019
Philip Gallagher	76,712
Richard Hamada	74,483

      In addition, Avnet pays the premiums in respect of the Executive Officer’s Supplemental Life Insurance and Retirement Program, which provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) payment to Avnet, upon the death of a participating officer, of the amount by which the benefit payable by the insurer under the particular policy exceeds the death benefit payable to such officer’s beneficiary; (3) a right to receive from Avnet a supplemental retirement benefit (if the officer has satisfied certain age and service requirements) payable annually (or in a lump sum under certain circumstances) to such officer or his or her beneficiary for ten years in an amount not to exceed 36% of the officer’s eligible compensation; and (4) payment to Avnet upon the death of an officer who is receiving or has received supplemental retirement benefits of the full amount payable by the insurer under the particular policy. For purposes of clause (3) in the preceding sentence, the eligible compensation of the executive officers named in the Summary Compensation Table is currently as follows: Mr. Vallee — $1,327,500; Mr. Birk — $524,844; Mr. Bryant — $657,980; Mr. Hilton — $736,942; Mr. Gallagher — $449,729; Mr. Hamada — $631,454 and; Mr. Hartstang — $503,000.

      As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance, written by National Union Insurance Company, CNA, Federal Insurance Company (a Chubb Company), and Gulf Insurance Company, for the three year period which commenced on August 1, 2000 at a total cost of $1,174,775. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet are covered under this insurance.

Employment Agreements

      Roy Vallee, Chairman of the Board and Chief Executive Officer, received an annual base salary of $750,000 in fiscal year 2002 pursuant to the terms and conditions of his employment agreement dated September 20, 2000. Pursuant to the employment agreement, Mr. Vallee was entitled to receive a first incentive bonus equal to: (i) $4,000 for each one-half cent by which Avnet’s net earning per share (before unusual and/or infrequent items) on a diluted basis for that year exceeded $1.50 and were less than or equal to $2.00; (ii) $5,000 for each one-half cent by which Avnet’s net earnings per share (before unusual and/or infrequent items) on a diluted basis for that year exceed $2.00 and are less than or equal to $2.50; and (iii) $7,000 for each one-half cent by which Avnet’s net earnings per share (before unusual and/or infrequent items) on a diluted basis for that year exceed $2.50. Under his employment agreement, Mr. Vallee was also entitled to receive a second bonus of $10,000 for each one-tenth of a percent by which Avnet’s return on capital exceeded 8%. The foregoing incentive compensation was approved by shareholders for fiscal years 1999 through 2003.

      Mr. Vallee entered into a new employment agreement with the Company effective the beginning of fiscal year 2003. Under the terms of the agreement, Mr. Vallee may receive an annual base salary ranging from $825,000 to $1,000,000 per year. His fiscal 2003 annual salary is set at $825,000. The initial term is for three years, and is then automatically renewed for additional one year terms, until the agreement is terminated in accordance with its provisions. Under the new employment agreement, Mr. Vallee’s incentive compensation is determined pursuant to the Executive Incentive Plan or any successor plan. Under the Executive Incentive Plan, he will be eligible to receive incentive compensation based on the Company’s performance measured against performance goals set by the Compensation Committee.

      If Mr. Vallee becomes disabled during the term of the employment agreement, the Company shall pay an annual disability benefit of $300,000. If Mr. Vallee retires or terminates his employment agreement by giving a one-year prior notice or if the Company experiences a change in control, the Company will pay to Mr. Vallee his base salary through the termination of employment date and he will be eligible to receive any annual incentive compensation payment or pro-rata portion earned through such termination date. If the Company does not continue Mr. Vallee in his position as CEO or a principal executive office satisfactory to Mr. Vallee or if the Company terminates Mr. Vallee’s employment agreement without cause with one year prior notice, the Company shall engage Mr. Vallee as a consultant for one year following the termination, or for two years if a one year notice of the change in position or termination without cause is not provided.

      In the event of actual or constructive termination within 24 months of a change in control, the Company must pay to Mr. Vallee all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) his then current annual base salary; and (ii) the average incentive compensation for the highest two of the last five fiscal years. Further, unvested stock options would accelerate and vest in accordance with the early vesting provisions under the applicable stock option plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. For this purpose, a constructive termination includes a material diminution in Mr. Vallee’s responsibilities, relocation of his office more than fifty miles without his consent, a material reduction in his compensation and benefits or his ceasing to serve on the Board of Directors of Avnet. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to the effective date of such an acquisition, a change in the individuals serving on the Board of Directors so that those serving on the effective date of Mr. Vallee’s Employment Agreement (June 29, 2002) and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

      David R. Birk, a Senior Vice President and General Counsel, Andrew Bryant, a Senior Vice President and President of Avnet Electronics Marketing, and Richard Hamada, a Vice President and President of Computer Marketing, entered into employment agreements with the Company effective June 29, 1998, April 1, 2000 and May 1, 2000, respectively. The employment agreements are terminable by either Messrs. Birk, Bryant and Hamada or the Company upon one year prior written notice to the other. The amount of compensation to be paid to Messrs. Birk, Bryant or Hamada is not fixed and is to be agreed upon by Messrs. Birk, Bryant or Hamada and the Company from time to time. In the event Mr. Birk’s, Mr. Bryant’s or Mr. Hamada’s employment is terminated with one year’s notice and they and the Company shall have failed to agree upon the compensation to be paid during all or any portion of the one year notice period prior to termination, their compensation formula during the notice period will remain the same as was most recently agreed upon.

      Axel Hartstang, President of Avnet EM EMEA, entered into an employment agreement with the Company effective January 13, 2001. Mr. Hartstang, who is based in Munich, Germany, receives an annual base salary of 500,000 Deutsche Marks (approximately $250,000 at current exchange rates). Mr. Hartstang is also entitled to receive a performance based bonus, as well as a guaranteed bonus at the end of his fifth year of employment.

      Brian Hilton retired from Avnet at the end of fiscal 2002. As of July 1, 2002, Mr. Hilton entered into an arrangement with the Company to provide advisory services to the Company on a part-time basis. Mr. Hilton receives $125,000 per year and use of a leased automobile but does not accrue vacation or participate in group insurance plans.

      Messrs. Birk, Bryant, Gallagher, Hamada, Hartstang and Hilton have entered into change of control agreements with Avnet, which provide that, if within 24 months following a change of control, the Company or its successor terminates their employment without cause or by constructive termination, the employee will be paid, in a lump sum payment, an amount equal to 2.99 times, for Messrs. Birk, Bryant and Hilton, who serve as Senior Vice Presidents, and 1.5 times for Messrs. Gallagher, Hamada and Hartstang, who serve as Vice Presidents, the sum of (i) his annual salary for the year in which such termination occurs and (ii) the average of his incentive compensation for the highest two of the last five full fiscal years. In addition, all unvested stock options shall accelerate and vest in accordance with early vesting provisions under the applicable stock option plans and all incentive stock program shares allocated but not yet delivered will be accelerated so as to be immediately deliverable. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Common Stock other than an acquisition approved by the Board of Directors prior to the effective date of such an acquisition, a change in the individuals serving on the Board of Directors so that those serving on the effective date of the Change of Control Agreement, and those persons appointed by such individuals to the Board, no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of Avnet. Avnet has entered into substantially similar agreements with all executive officers of the Company.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of the Chief Executive Officer, the four next most highly paid executive officers and other executives whose total cash compensation (base salary and incentive cash compensation) is greater than $500,000 per year. In addition, the Compensation Committee also sets the policy for, administers and determines all allocations and awards under, Avnet’s long-term compensation plans including all stock option plans and the Avnet Incentive Stock Program. All members of the Compensation Committee are non-employee directors unaffiliated with management.

      During fiscal 2002, the Compensation Committee engaged an executive compensation consulting firm to review the Company’s compensation practices, compare the practices and compensation levels to a peer group, and make recommendations to the Committee with respect to appropriate base salary ranges, incentive compensation programs and equity compensation. These recommendations influenced the Committee’s compensation planning for fiscal 2003, including, most notably, the new employment agreement with Roy Vallee, the Company’s Chairman and Chief Executive Officer, and a modified incentive compensation program, resulting in the Avnet, Inc. Executive Incentive Plan that is being submitted to the shareholders for approval at this Annual Meeting. Please refer to Proposal 2 on pages 21-22 for a description of the new Executive Incentive Plan.

      Executive compensation consists of three components — base salary, annual incentive cash compensation (bonus) and long-term incentive compensation.

     Base Salary

      The base salary of each of the Company’s executive officers earning $500,000 or less per year is set annually by such officer’s immediate supervisor with the approval of the Chief Executive Officer. The base salary of the Chief Executive Officer is set by the Committee, and the base salaries of the four other most highly compensated executive officers and other executives earning greater than $500,000 are reviewed and approved by the Compensation Committee. Base salaries are influenced by a variety of objective and subjective factors. Particular consideration is given to the range of compensation levels for officers of other companies in the electronic distribution industry including, but not limited to, the peer group used in the performance graph appearing on page 20, as well as officers of other companies of similar size to Avnet in a broader range of businesses. There is no precise formula used to set base salary levels, which may fall above or below average compensation levels of comparable companies depending upon the management and leadership abilities, level of responsibility, experience and performance of a particular executive.

     Annual Incentive Compensation

      In addition to base salary, most executive officers receive annual incentive cash compensation. For most executive officers other than Mr. Vallee, annual incentive compensation for fiscal 2002 was based on the annual net income before tax (“NIBT”) objectives of the business units for which such executives are responsible. For each such executive, an annual target incentive compensation amount for fiscal 2002 was set in advance. A numerical factor (“Multiplier”) was determined by dividing the executive’s annual incentive compensation target by the target NIBT of the applicable business unit. The unit’s actual NIBT was also then multiplied by the Multiplier to yield the executive’s incentive compensation. Some executives also had a modifier to the target incentive based upon formulas which take into consideration factors similar to Avnet’s return on capital. Some executives’ annual target incentive compensation also includes, either as an additional component or as the sole component, a fixed sum payable upon his or her achievement of one or more goals stated as Management By Objectives, or MBOs, set annually for each such executive.

     Long-term Incentive Compensation

      Long-term incentive compensation awards are generally based on an executive’s performance in a particular fiscal period. The Committee awards long-term incentive compensation pursuant to five shareholder-approved incentive compensation plans: the Avnet Incentive Stock Program, the 1996 Incentive Stock Option Plan, which is an incentive stock option plan, the 1995 and 1997 Stock Option Plans, which are both non-qualified stock option plans, and the 1999 Stock Option Plan, pursuant to which either incentive stock options or non-qualified stock options may be issued.

      The Avnet Incentive Stock Program (the “Program”) provides for annual allocations of restricted shares of the Company’s Common Stock to employees of the Company, including executive officers, selected by the Committee. The Committee makes allocations under the Program, usually in September of each year, in recognition of operating results achieved by the Company as a whole or by particular operating groups or business units in the immediate past fiscal year. Restricted shares allocated under the Program vest in four equal annual installments, contingent upon continued employment (except in the case of death or retirement of the employee) and subject to acceleration in certain instances in the discretion of the Committee. The Program sets no limits on the number of shares which may be allocated to any single employee, but it is the Committee’s policy that allocations to officers of Avnet as a group will not exceed 50% of the total number of shares available for award under the Program. Awards of 26,220 shares were made in September 2001 to the nine persons serving as executive officers at the end of the fiscal year, for operating results of fiscal 2001. However, because of operating losses, no awards of restricted shares were made to any employees for performance in fiscal 2002.

      The Committee periodically grants options under Avnet’s stock option plans to executive officers and other employees in consideration of their potential to contribute to the long-term success of the Company and to align their interest with that of the Company’s shareholders. The Committee makes awards of stock options from time to time in its discretion based on its evaluation of accomplishments achieved by an executive or other employee. The Committee may grant options under the Company’s incentive stock option plans, which mandate that grants be made at or above the fair market value of the Company’s stock at the date of grant, or under the Company’s non-qualified stock option plans, which permit the Committee to grant options having exercise prices discounted by as much as 15% from the fair market value of the Company’s Common Stock as of the grant dates. The number of shares subject to options held by an executive may be taken into account when the Committee considers a new award to such executive. Stock options are generally granted on an annual basis in September, but in fiscal 2002 additional stock options were granted to Messrs. Andrew Bryant and Richard Hamada upon their promotion to new positions. Stock option grants to the nine persons serving as executive officers at the end of the fiscal year, other than Mr. Vallee, totaled 302,500 shares in fiscal 2002, ranging from options for 5,000 shares to 125,000 shares.

     Chief Executive Officer’s Compensation

      In fiscal year 2002, the compensation paid to the Company’s Chief Executive Officer, Roy Vallee, was determined by the Amended Employment Agreement, the terms of which are described in detail on page 15. Mr. Vallee received an annual base salary of $750,000 during fiscal 2002 and did not earn any incentive compensation pursuant to the terms of his employment agreement based on the Company’s financial performance. The Board of Directors granted a discretionary bonus of $250,000 to Mr. Vallee in May 2002 for his performance during the fiscal year.

      Mr. Vallee did not receive any allocation of restricted stock under the Program because the Company’s financial performance did not meet the performance goal established for Mr. Vallee by the Committee at the beginning of fiscal 2002. Mr. Vallee was granted options to purchase 325,000 shares of Common Stock on September 27, 2001 at an option price of $17.50 per share, which was the fair market value of the Company’s Common Stock on the date of grant. The options are exercisable in four equal annual installments, with the first exercise date commencing after the expiration of one year from the date of grant. The primary factors considered by the Committee in awarding this grant included Mr. Vallee’s leadership in connection with the Company’s acquisition program and in dealing with an extremely difficult industry and general economic environment.

     Deductibility of Executive Compensation

      As a matter of policy, the Company generally designs its incentive and equity compensation programs to be exempt from the $1 million deduction limitation for executive compensation under Section 162(m) of the Code. The Committee, in carrying out its duties, may grant executive compensation subject to the 162(m) limitation if it determines that it is in the best interests of the Company.

J. Veronica Biggins, Chair	Ray M. Robinson
Eleanor Baum	Gary L. Tooker

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

      The following graph compares the annual change in the cumulative total return on Avnet’s Common Stock during its last five fiscal years with the annual change in the cumulative total return of the Standard and Poor’s Composite-500 Stock Index and two different groups consisting of Avnet’s peer companies in the electronics distribution industry. The companies comprising the peer group that Avnet has historically used are Arrow Electronics, Inc. and Pioneer-Standard Electronics, Inc. (the “Old Peer Group”). The peer group was modified and enlarged this year to include the most comparable distribution companies that are publicly traded. The companies comprising the new peer group are All American Semiconductor, Inc., Arrow Electronics, Inc., Bell Microproducts, Inc., Ingram Micro, Inc., Jaco Electronics, Inc., Nu Horizons Electronics Corp., Pioneer-Standard Electronics, Inc., Reptron Electronics, Inc. and Tech Data Corporation (the “New Peer Group”). The graph assumes $100 was invested on June 28, 1997, in Avnet Common Stock, the S&P 500 and the two peer groups, and that all dividends were reinvested. The returns of each company in the peer groups were weighted according to their respective stock market capitalization at the beginning of the period of each reported data point.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG AVNET, INC. THE S & P 500 INDEX
A NEW PEER GROUP AND AN OLD PEER GROUP

	Cumulative Total Return

	6/27/97	6/26/98	7/2/99	6/30/00	6/29/01	6/28/02

AVNET, INC.	100.00	92.28	80.54	102.50	78.52	77.50

S&P 500	100.00	130.16	159.78	171.36	145.95	119.70

NEW PEER GROUP	100.00	106.79	87.40	107.32	83.23	78.38

OLD PEER GROUP	100.00	81.38	73.61	116.12	92.43	78.50

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

PROPOSAL 2

PROPOSAL TO APPROVE THE
AVNET, INC. EXECUTIVE INCENTIVE PLAN

      One of the purposes of the Annual Meeting is to consider and approve the Avnet, Inc. Executive Incentive Plan (the “Incentive Plan” or the “Plan”). The Board of Directors unanimously adopted the Plan and recommends that shareholders approve the Avnet, Inc. Executive Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Purpose of the Plan

      The principal purpose of the Plan is to provide incentives to the Company’s executive officers and other members of senior management who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining executive officers on a competitive basis. The Plan is also designed to allow awards made under the Plan to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), which would exempt such incentive compensation from the one million dollar cap on deductibility of compensation expenses for federal income tax purposes.

Administration of the Plan

      The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of at least two members who qualify as “outside directors” as that term is defined in treasury regulations issued under Section 162(m) of the Code.

      Under the Plan, the Committee has the sole discretion to interpret the Plan; determine who shall participate in the Plan, approve a pre-established objective performance measure or measures; certify the level to which each performance measure was attained prior to any payment under the Plan, approve the amount of awards made under the Plan and determine who shall receive any payment under the Plan. The Committee has full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business, as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee are conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

Participation in the Plan

      Executive officers and other members of senior management of the Company and its affiliates are eligible to receive awards under the Plan. The Committee shall designate the executive officers and other members of senior management who will participate in the Plan each fiscal year. If an individual becomes an executive officer or member of senior management during the fiscal year, such individual may be granted eligibility for an incentive award for that year. Currently, there are six executive officers participating in the Plan.

Awards under the Plan

      The Committee will establish incentive award targets for participants. Incentive award targets are expressed as the dollar amount of the incentive award that will be paid to a participant if the corresponding performance goals are achieved.

      The Committee will also establish performance goals, which must be achieved for an incentive award to be earned by a participant under the Plan. Performance goals shall be based on any one or more of the following: price of the Company’s Common Stock, shareholder return, return on equity, return on investment, return on capital employed, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis or on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee. The performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. The performance goals and determination of results shall be based entirely on financial measures.

      The specific performance goals for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Code) to which the performance goal relates. The performance goal shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met. Awards are payable following the completion of the applicable fiscal year or other performance period upon certification by the Committee that the Company achieved the specified performance goal established for the participant. Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In no event may a participant receive an award or payment of more than $3,000,000 under the Plan in any fiscal year. Because awards are dependent on future Company financial performance, it is not possible to determine at this time the amounts, if any, that may be payable under the Plan.

Plan Amendments and Termination

      The Committee may terminate the Plan at any time or may amend the Plan in whole or in part, from time to time, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan. Shareholder approval is required for any amendment that would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, change the specified performance goals for payment of awards, or modify the requirement as to eligibility for participation in the Plan.

Miscellaneous Provisions

      The Company has the right to deduct from all awards paid any federal, state, local or foreign taxes required by law to be withheld. The Company shall bear the costs of expenses of administering the Plan. Nothing in the Plan confers on any participant the right to continued employment by the Company or affect any right of the Company to terminate the employment of any participant. The Company may establish other bonus plans or programs and pay discretionary bonuses or other incentives to executive officers and other members of senior management outside of this Plan. The Plan is governed by New York law.

Shareholder Approval

      Shareholder approval of the Plan is required to allow awards made under the Plan to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Code, the tax deduction from corporate income for salaries or other compensation will generally be disallowed for compensation in excess of $1,000,000 per annum paid to a “covered employee.” Generally, a “covered employee” is defined in Section 162(m) of the Code to include the chief executive officer and the four other most highly compensated officers of a publicly traded corporation.

      Performance-based compensation is not subject to the $1,000,000 cap on deductibility if certain requirements are met. Performance-based compensation payable to a covered employee can be exempted from the Section 162(m) limitation if the payment is made solely upon the attainment of pre-established performance goals. This Plan was designed to meet the requirements of Section 162(m) and related regulations regarding performance-based compensation.

Vote Required for Approval

      The affirmative vote of a majority of the votes duly cast at the Annual Meeting on this proposal is required for the approval of the Executive Incentive Plan. Thus, a shareholder who does not vote at the Annual Meeting will not affect the outcome of the vote, while shareholders who vote to abstain will in effect be voting against approval of the Plan. It is anticipated that brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received voting instructions from the beneficial owners by the tenth day before the Annual Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least fifteen (15) days before the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the Executive Incentive Plan.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

      One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by Avnet’s Board of Directors of KPMG LLP as independent public accountants to audit the consolidated financial statements of Avnet, Inc. and subsidiaries for the fiscal year ending June 27, 2003. Avnet retained KPMG LLP in April 2002 to audit the Company’s consolidated financial statements for fiscal 2002. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent public accountants.

      Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Public Accountants.

GENERAL

      Avnet’s Annual Report to its Shareholders for the fiscal year ended June 28, 2002, including the Company’s audited financial statements, is being mailed with this Proxy Statement.

      The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and regular employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated therefor. Georgeson & Company, Inc. has been engaged by Avnet to solicit proxies relating to the Annual Meeting, by telephone and mail, from holders of shares of Avnet’s Common Stock and to perform certain other procedures relating to the solicitation of proxies. The cost of the services to be performed by Georgeson & Company, Inc. is approximately $7,500 plus out-of-pocket expenses estimated at approximately $1,000. In addition, Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2003 ANNUAL MEETING

      Each year, Avnet’s Board of Directors confirms the date selected for the next Annual Meeting of Shareholders pursuant to Avnet’s By-Laws. While it is too early to have selected the date for the 2003 Annual Meeting, any shareholder who decides to present a proposal for action at the 2003 Annual Meeting should take note that Avnet must receive his or her proposal between April 30, 2003 and May 29, 2003. In addition to other conditions provided for in the rules of the Securities and Exchange Commission, Avnet’s By-Laws provide notice requirements that must be satisfied in order for a proposal to be properly brought before the Annual Meeting.

      For all shareholder proposals, the proposing shareholder must deliver to the Secretary of the Company at its principal executive office a notice that includes the shareholder’s name, address, and the number of shares of stock the shareholder owns of record and beneficially. If the shareholder holds shares through a nominee or “street name” holder of record, the shareholder must deliver evidence establishing the shareholder’s indirect ownership of and entitlement to vote the shares.

      If a shareholder proposes to nominate any person for election as director, the shareholder must also deliver to Avnet a statement in writing setting forth the name of the nominated person, the number of shares of stock owned of record and beneficially by the nominated person, the information regarding the nominated person as required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, and the nominated person’s signed consent to serve as director of the Corporation if elected. If the shareholder proposes another matter (other than the nomination of a director), the shareholder must also deliver to Avnet the text of the proposal, a brief written statement as to the reasons why the shareholder favors the proposal, and a statement identifying any material interest the shareholder has in the matter proposed (other than as a shareholder).

      In addition, if at the 2003 Annual Meeting, a shareholder makes a proposal which is not included in Avnet’s Proxy Statement, the proxy card issued with the Company’s Proxy Statement may confer discretionary authority to vote for or against such shareholder proposal, unless the shareholder proponent shall have given the Secretary of the Company notice of such proposal between April 30, 2003 and May 29, 2003 and certain other conditions provided for in the rules of the Securities and Exchange Commission are satisfied.

Important Note

Avnet will provide a copy of its Annual Report on Form 10-K for the year ended June 28, 2002, to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to: Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034; Attention: Raymond Sadowski, Chief Financial Officer.

AVNET, INC.

DAVID R. BIRK
Secretary

Dated: October 7, 2002

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

AVNET APPRECIATES YOUR PROMPT RESPONSE.

APPENDIX A

AVNET, INC.
EXECUTIVE INCENTIVE PLAN

1.     Purpose

      The principal purpose of the Avnet, Inc. Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers and other members of senior management of Avnet, Inc. (the “Company”) who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining such employees on a competitive basis.

2.     Administration of the Plan

      The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee shall at all times be composed of at least two directors of the Company, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.162-27(e)(3). The Committee shall have the sole discretion to (a) interpret the Plan, (b) determine who shall participate in the Plan, (c) approve pre-established objective performance measure or measures; (d) certify the level to which each performance measure was attained prior to any payment under the Plan; (e) approve the amount of awards made under the Plan, and (f) determine who shall receive any payment under the Plan.

      The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee has the authority to make modifications to the program as may be required by law. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

3.     Eligibility

      Executive officers and other members of senior management of the Company and its affiliates shall be eligible to receive awards under the Plan, which awards are intended to qualify as performance-based awards for purposes of Section 162(m) of the Code. The Committee shall designate the executive officers and other members of senior management who will participate in the Plan each fiscal year. If an individual becomes an executive officer or member of senior management during the fiscal year, such individual may be granted eligibility for an incentive award for that year.

4.     Awards under the Plan

      The Committee shall establish annual and/or long-term incentive award targets for participants. Incentive award targets are expressed as the dollar amount of the incentive award that will be paid to a participant if the corresponding performance goals are achieved.

      The Committee shall also establish annual and/or long-term performance goals, which must be achieved in order for an incentive award to be earned under the Plan. Such performance goals shall be based on any one or more of the following: price of the Company’s Common Stock, shareholder return, return on equity, return on investment, return on capital employed, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The performance goals may be established on a cumulative basis and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee. These performance goals may be based on an analysis of historical performance and growth expectations for

A-1

the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures.

      The specific performance goals for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year or other performance period (or within such other time period as may be required by Section 162(m) of the Code) to which the performance goal relates. The performance goal shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

      Awards shall be payable following the completion of the applicable fiscal year or other performance period upon certification by the Committee that the Company achieved the specified performance goal established for the participant. Notwithstanding the attainment by the Company of the specified performance goals, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In no event may a participant receive an award or payment of more than $3,000,000 under the Plan in any fiscal year.

5.     Miscellaneous Provisions

      The Company shall have the right to deduct from all awards paid any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or affecting any right the Company has to terminate the employment of any participant. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any participant receiving an award.

      The Plan is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other members of senior management.

      All rights and obligations under the Plan and any award under the Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

6.     Effective Date, Amendments and Termination

      The Plan shall become effective on September 20, 2002 subject to approval by the shareholders of the Company at its 2002 Annual Meeting of Shareholders. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards previously made under the Plan.

      Shareholder approval is required for any amendment to the Plan which would: (a) increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, (b) change the specified performance goals for payment of awards, or (c) modify the requirement as to eligibility for participation in the Plan.

A-2

AVNET, INC.
INVESTOR RELATIONS
2211 SOUTH 47TH STREET
PHOENIX, AZ 85034

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named
Proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-690-6903 -
QUICK *** EASY *** IMMEDIATE
 Use any touch-tone telephone to transmit your voting
instructions up until 11:59 P.M. Eastern Time November 6,
2002. Have your proxy card in hand when you call. You will
be prompted to enter your 12-digit Control Number which
is located below and then follow the simple instructions the
Vote Voice provides you.

VOTE BY INTERNET — www.proxvvote.com -
QUICK *** EASY *** IMMEDIATE
 Use the Internet to transmit your voting instructions and
for electronic delivery of information up until 11:59 P.M.
Eastern Time November 6, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your
12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
 Mark, sign, and date your proxy card and return it in the
postage-paid envelope we have provided or return it to Avnet,
Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AVNET1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVNET, INC.

The Board of Directors Recommends a Vote FOR

Items 1, 2 and 3.

Vote On Directors

1. Election of 10 directors to serve for the ensuing year.		For	Withhold	For All	To withhold authority to vote, mark “For All Except
		All	All	Except	and write the nominees numbs on the line below.

01) Eleanor Baum	06) Salvatore J. Nuzzo
02) J. Veronica Biggins	07) Ray M. Robinson	☐	☐	☐
03) Lawrence W. Clarkson	08) Frederic Salerno
04) Ehud Houminer	09) Gary L. Tooker
05) James A. Lawrence	10) Roy Vallee

Vote On Proposals	For	Against	Abstain
2. Approval of the Avnet, Inc. Executive Incentive Plan	☐	☐	☐
3. Ratification of appointment of KPMG LLP as independent public accountants for the fiscal year ending June 27, 2003.	☐	☐	☐
4. To take action, with respect to such other matters as may properly come before the Annual Meeting or any adjournment
thereof	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this Proxy. If held by more than one owner, each owner must sign. Trustees, administrators, etc., should include full title. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

Address Change? Mark Box,
Indicate changes to the right:	☐

If you plan on attending the meeting,
please check box to the right	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

ANNUAL MEETING OF SHAREHOLDERS

Thursday, November 7, 2002
2:00 P.M. (MST)

Phoenix Airport Marriott
1101 North 44th Street
Phoenix, AZ 85008

You may vote through the Internet, by telephone or by mail.
Please read the other side of this card carefully for instructions.
However you decide to vote, your presence, in person or by proxy, at the Annual Meeting of Shareholders is important to Avnet.

AVNET, INC Proxy for Annual Meeting of Shareholders on November 7, 2002 Solicited by the Board of Directors	proxy

The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Roy Vallee and Raymond Sadowski, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 2:00 P.M., Mountain Standard Time, at the Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, AZ 85008, on November 7, 2002, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election as directors of the ten persons named on the reverse side, FOR the Approval of the Avnet, Inc. Executive Incentive Plan, and FOR the ratification of the appointment of KPMG LLP as the independent public accountants for the fiscal year ending June 27, 2003, and (ii) to vote, in their discretion, with respect to other such matters (including matters incident to the conduct of the meeting) as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated October 7, 2002 relating to the Annual Meeting of Shareholders to be held November 7, 2002.

AVNET, INC.
2211 South 47th Street
Phoenix, AZ 85034

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

(Continued — To Be Signed On Reverse Side)